Execution Version

LOAN AGREEMENT

THIS LOAN AGREEMENT (the "**Agreement**") is made and executed on the 14 day of March, 2019, by and among (i) Qnergy Inc., a company organized under the laws of the State of Delaware, with offices located at 300 W 12th St., Ogden, UT 84404, US (the "**Company**"), (ii) Qnergy Ltd. (Company No. 51-523679-2), a company organized under the laws of the State of Israel, with offices located at Ein Harod 1896000, Israel (the "**Parent**"), and (iii) Viola Credit Five Fund, Limited Partnership (the "**Lender**"), which shall be represented exclusively hereunder by its management company, Viola Credit Five Management 2015 Ltd., a private company organized under the laws of the State of Israel, with offices located at 12 Abba Eben Blvd., Herzliya Pituach, Israel ("**Viola Credit**").

WITNESSETH:

WHEREAS, the Company has requested that the Lender makes available to the Company, as of the Closing (as defined below) a loan (the "**Loan**") in the aggregate amount equal to the Loan Amount (as defined below), subject to the terms and conditions set forth herein; and

WHEREAS, the Lender has agreed to make the Loan available to the Company in accordance with and subject to the terms of this Agreement and in return, among others, for the receipt, in consideration for the benefits conferred upon the Company hereunder, of the Warrant (as defined below) and the Limited Investment Option (as defined below), all as more fully set forth below.

NOW THEREFORE, the parties hereto hereby agree as follows:

1. **Loan Transaction**.

1.1. Loan.

(a) Provision of the Loan. Subject to the terms and conditions and on the basis of the representations and warranties set forth herein, the Lender has agreed to make available to the Company, as of the Closing Date (as defined below) and until the termination of the Withdrawal Period (as defined below), with the Loan in the aggregate amount of up to US$ 2,000,000; *provided* that to the extent that following the Closing but prior to the Final Withdrawal Date (as defined below) the Parent's existing shareholders provide the Parent with an irrevocable and binding commitment to make an equity investment in the Parent in an aggregate amount of at least US$ 2,000,000, the Loan Amount that is to be made available to the Company hereunder shall be increased, upon written request of the Company, to an aggregate amount of US$ 3,000,000 (the loan amount to be extended hereunder, "**Loan Amount**"). The Company may, at its sole discretion, drawdown such Loan Amount (or any portion thereof), in accordance with the provisions herein, in one or more installments of not less than $500,000 each (each an "**Installment**" and, collectively, the "**Installments**") during the period commencing at the Closing Date and ending upon the lapse of six (6) months thereafter (such period, the "**Withdrawal Period**" and the final date on which money may be drawn by the Company on account of the Loan, the "**Final Drawdown Date**"). All installments shall be treated, collectively, as a term loan as of the date of their extension to the Company (each a "**Term Loan**"). If no withdrawal will be done by the Company until the Final Drawdown Date, then the Company's sole liability shall be to pay the Loan Facility Fee (as defined below) and upon such payment in full, this Agreement shall terminate (except that Sections 2, 5A and 6 shall survive the termination of this Agreement) and the Lender shall, without further consideration, execute and deliver such documents as, in the other party's opinion, may be reasonably necessary to record the removal of any registration of any lien and/or security interest registered hereunder over the Company's, Parent's or any subsidiary's assets.

(b) Delivery of the Installments.

1. As set forth above, subject to the terms and conditions more fully set forth herein, the Loan may be provided in one or more Installments. Each Installment shall be transferred to the Company on the date (the "**Installment Date**") which is the later of: (i) twelve(12) Business Days (as defined below)

following the date on which Viola Credit receives a written disbursement request in the form attached hereto as **Exhibit 1.1(b)(1)** (the "**Disbursement Request**") from the Company, and (ii) the disbursement date specified in the Disbursement Request, *provided* that the last Installment Date must take place on or prior to the expiration of the Withdrawal Period.

For purposes of this Agreement, "**Business Day**" means any day on which banks in Israel are open and execute foreign exchange transactions.

2. Each Disbursement Request shall be duly executed by the Company's Chief Financial Officer/Director of Finance or the Company's Chief Executive Officer and shall state the exact amount that the Company wishes to draw under the Loan and, subject to the provisions of Section 1.1(j) below [*Prepayment*], such amount, together with amounts previously drawn on account of the Loan, shall not exceed the Loan Amount.

(c) Compliance Certificate. The Company must attach to each Disbursement Request, a Compliance Certificate duly executed by the Company's Chief Executive Officer and Chief Financial Officer, in the form attached hereto as **Exhibit 1.1(c)** hereto.[1]

(d) Delivery of the Loan. The Loan (and all other funds to be provided to the Company by the Lender hereunder) shall be delivered by the Lender to the Company in U.S. dollars, by means of a wire transfer of immediately available funds to the following Company's bank account:

Name of Account: Qnergy Inc.
Name of Bank: Wells Fargo Bank NA
Bank Address: 420 Montgomery St., San Francisco, CA
Account number: 4062025408
SWIFT CODE: USBKUS44

(e) Term. The term of each Installment shall commence upon its transfer to the Company and shall terminate upon repayment by the Company, together with all amounts accrued thereon, in full, in accordance with the provisions contained herein, but in no event later than the lapse of 36 months commencing on the Closing Date. The term of the Loan shall be referred to herein as the "**Loan Term**".

(f) Principal Payments. Subject to the Event of Acceleration and Prepayment provisions set forth below, the principal of the Loan shall be repaid in 24 equal monthly payments commencing on the first Business Day following the lapse of twelve (12) months following the Closing. Notwithstanding the foregoing, the final principal payment must be paid on or prior to the last Business Day of the Loan Term.

(g) Interest; Payment of Interest. The outstanding principal of the Loan shall bear U.S. dollar denominated interest ("**Interest**") at an annual rate equal to the higher of (i) 10% and (ii) 12 month LIBOR plus 6.75%. Interest shall be computed on the basis of a 360 day year.

Interest payments shall be made together with applicable value added tax ("**VAT**"), if applicable. Interest payments shall be made on the first Business Day of the subsequent fiscal quarters following the date on which the applicable Installment was transferred to the Company. Upon payment, the Lender shall issue a payment receipt to the Company.

(h) Payments. Unless instructed otherwise in writing by the Lender, all payments to be made to the Lender pursuant to the provisions of this Agreement shall be made to the following account:

Name of Account: Viola Credit Fund Five, Limited Partnership.
Account No. 382000/45
Name of Bank: Bank Leumi LE Israel B.M.

[1] *Note-the form is attached at the end of this Agreement.*

Branch: Leumitech business center, 864
Bank Address: Hamanofim 15 st. Herzeliya Pituah, Israel
SWIFT: LUMIILITXXX
IBAN: IL460108640000038200045

(i) Annual Unutilized Fee. The Company shall pay the Lender, as of the Closing Date and until the Final Drawdown Date, an unutilized fee (the "**Loan Facility Fee**") equal to an annual amount of 1% of the unutilized portion of the amounts available and eligible for draw-down under this Agreement on account of the Loan but undrawn during each quarter (the "**Unutilized Portion**" and with respect to each applicable amount so unutilized the "**Applicable Period**"), with payments to be made quarterly, calculated on a daily basis taking into account only the actual respective Applicable Period relevant to such Unutilized Portion, plus applicable VAT. The Loan Facility Fee shall be payable on the first Business Day following the end of the quarter with respect to which such Loan Facility Fee payment is due (except for Loan Facility Fees accrued during the last quarter of the Withdrawal Period which shall become due and payable on the Final Drawdown Date).

(j) Prepayment. Notwithstanding the provisions contained herein, the Company may, at its sole discretion, prepay any amounts due to the Lender on account of any Term Loan, at any time prior to the termination of the Loan Term, without penalty or liability, provided that the Company delivers to Viola Credit a written notice at least fourteen (14) Business Days prior to the scheduled prepayment date, and provided, further, that each prepayment is in an amount of not less than the lesser of (a) Two Hundred Thousand Dollars (US$ 200,000), and (b) all amounts then outstanding under the Transaction Agreements (as defined below) on account of the Loan.

For the avoidance of doubt, any amount repaid on account of Installments may not be withdrawn again.

Upon the prepayment in full of all outstanding amounts due and payable to the Lender pursuant to the Transaction Agreements and the termination of the Company's right to drawdown Installments on account of the Loan pursuant to the terms of this Agreement, this Agreement shall be terminated and shall have no force and effect, except for provisions which given their nature are meant to survive such termination.

(k) Default Interest. Without derogating from any rights or remedies afforded by law or under this Agreement, the occurrence and continuance of an event which constitutes (or, if not cured within the time period set forth in this Agreement, shall constitute) an Event of Acceleration (whether or not declared as such), shall subject the amounts due to the Lender pursuant to the provisions of the Transaction Agreements (e.g., the Loan and amounts accrued thereon or due in connection therewith) to an additional interest at a monthly rate of one percent (1%) during the first 3 months and one and a half percent (1.5%) thereafter, which interest shall apply from the date on which such event has occurred until actual payment or cure of such event (if a cure period was granted pursuant to the provisions contained herein), as applicable, supplemented in each case by applicable VAT. To the extent permitted under applicable law, such default interest shall be compounded daily.

(i) Tax Gross Up. All payments to be made by the Company to the Lender hereunder (and all payments otherwise due to the Lender pursuant to the provisions of the Transaction Agreements) shall be made free and clear of and without deduction or withholding for or on account of taxes, unless the Company is required to make such a payment subject to the deduction or withholding of taxes, in which case the sum payable to the Lender in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after making the required deduction or withholding, the Lender receives and retains (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

1.2. Closing.

A. Time and Place of Closing. Subject to the terms and conditions contained herein, the Lender shall provide the Loan to the Company and the Parent shall issue the Warrant to the Lender at the closing

(the "**Closing**") which shall take place on the date on which all Closing conditions have been met or, to the extent possible, waived by the applicable party, but in any event not prior to the date which is at least 14 Business Days[2] following the date hereof and, unless agreed to otherwise by the parties, not after the date which is more than 30 days following the date hereof (the "**Closing Date**").

B. Transactions at the Closing: At the Closing, the Company shall deliver to Viola Credit the following documents and certificates:

(a) A true and correct copy of the resolutions of the Parent's Board of Directors and, if and to the extent necessary, the Parent's Shareholders, substantially in the forms attached hereto as **Exhibit 1.2B(a)(i)(1)** and **Exhibit 1.2B(a)(i)(2)**, respectively, approving this Agreement and the transactions contemplated herein and in the ancillary agreements and documents attached hereto, which shall include: (A) the execution of the Floating Charge Agreement (the "**Floating Charge Agreement**") between the Parent and the Lender, in the form attached hereto as **Exhibit 1.2B(a)(ii)**; (B) the execution of the Fixed Charge Agreement over the intellectual property of the Company (the "**Fixed Charge Agreement**" and together with the Floating Charge Agreement and the Parent Guarantee, collectively, the "**Parent Charge Agreements**") between the Parent and the Lender, substantially in the form attached hereto as **Exhibit 1.2B(a)(iii)**; (C) causing the Company to execute the US Intellectual Property Security Agreement between the Company and the Lender, substantially in the form attached hereto as **Exhibit 1.2B(a)(iv)** (the "**IP Security Agreement**" and, together with the Security Agreement (as defined below) and the Parent Charge Agreements, collectively, the "**Charge Agreements**"), (D) as guarantor of the Company, the execution and delivery to the Lender the Parent Guarantee in the form attached hereto as **Exhibit 1.2B(a)(v)** (the "**Parent Guarantee**") and causing the Company to execute the Security Agreement substantially in the form attached hereto as **Exhibit 1.2B(a)(vi)** (the "**Security Agreement**"), (E) the amendment of the Parent's Articles of Association in order to reflect changes required pursuant to this Agreement (the "**Amended Articles**"), (F) the grant of the Limited Investment Option (as defined below), the issuance and delivery at the Closing of the Warrant, in accordance with the provisions of this Agreement, for no additional consideration, and the approval of the issuance and delivery of the shares upon the exercise of the Warrant, all in accordance with the terms of this Agreement, and the reservation, at all times, of a sufficient number of Parent shares underlying said Warrant and issuable upon the exercise of the Warrant, and (G) the execution of a joinder to the Parent's Investors' Rights Agreement, substantially in the form attached hereto as **Exhibit 1.2B(a)(vii)** (the "**Joinder**").

This Agreement, the Joinder, the Warrant and the Charge Agreements, each as may be amended from time to time, shall be referred to herein, collectively, as the "**Transaction Agreements**".

(b) A true and correct copy of the resolutions of the board of directors of the Company in the form attached hereto as **Exhibit 0**, approving the execution of this Agreement , the IP Security Agreement and the Security Agreement;

(c) Copies of the waivers, notifications, consents and approvals to be obtained by the Company and the Parent with respect to the Transaction Agreements and the transactions contemplated therein, including without limitation the grant of the Warrant, the issuance of the shares underlying the Warrant, and the grant of the Limited Investment Option (the "**Waivers and the Required Notifications, Consents and Approvals**"), all of which are listed in **Exhibit 1.2B(c)**;

(d) (i) The Parent Charge Agreements duly executed by the Parent, and (ii) the Security Agreement and the IP Security Agreement duly executed by the Company;

(e) Certificate(s) issued by the applicable governmental agencies confirming the registration of the charges, pledges, liens and/or security interests to be created pursuant to the Charge Agreements, which certificate shall be attached to this Agreement as **Exhibit 1.2(B)(e)**;

---

[2] *May be shorter if all Closing conditions are met and the Company either does not intend to drawdown sums at the Closing or the Lender can meet a shorter drawdown period for such initial drawdown.*

(f) An opinion of counsel to the Company (in a form to be agreed between the parties prior to the Closing and attached hereto as **Exhibit 1.2.b(f)(1)**) and opinion of counsel to the Parent, in the form attached hereto as **Exhibit 1.2.B(f)(2)**;

(g) Validly executed warrant in the form attached hereto as **Exhibit 1.2B(g)** (the "**Warrant**");

(h) A copy of the Amended Articles, in the form attached hereto as **Exhibit 1.2B(h)**, duly adopted by the shareholders of the Parent;

(i) The Joinder, duly executed by the applicable parties thereto; and

(j) A Compliance Certificate in the form attached as **Exhibit 1.2(B)(j)** hereto duly executed by the Company's and Parent's Chief Executive Officer and Chief Financial Officer.[3]

(k) Validly executed copy of an amendment to that certain Convertible Bridge Loan Agreement, by and among the Company and the Lenders listed therein, dated as of October 14, 2018, in the form to be agreed between the parties prior to the Closing and attached hereto as **Exhibit 1.2(B)(k)**.

(l) Validly executed letter from Ricor Systems 2011 A.C.S. Ltd. addressed to the Company and the Lender, in the form to be agreed between the parties prior to the Closing and attached hereto as **Exhibit 1.2(B)(l)**.

C. Conditions Precedent.

Notwithstanding anything to the contrary contained herein and in addition thereto, (A) the consummation of the Closing shall be subject to the consummation by the Parent, as of October 1, 2018 and no later than the Closing, of an equity investment by the Parent's existing shareholders in an aggregate amount of at least US$2 million (including by way of SAFE, convertible loans or advance investment, provided that the terms of such financing must comply with the restrictions set forth in Section 5.1(c) below) (the "**Qualified Investment**"), and (B) if (i) an Event of Acceleration (as defined below) occurs prior to the Closing or during the Withdrawal Period, or (ii) the Company fails to deliver to Viola Credit all of the documents required to be delivered at the Closing or upon any disbursement of the Loan (or any portion thereof) pursuant to the terms of this Agreement, the Company's right to receive the Loan (or any portion thereof), and the Lender's obligation to extend the Loan (or any portion thereof), shall immediately and automatically terminate.

1.3. Security. The Company shall secure the repayment of all amounts due or which may become due to the Lender in accordance with the provisions of the Transaction Agreements by creating, for the benefit of the Lender the Security Interest (as defined below) to be created under the Security Agreement and IP Security Agreement, creating a first ranking and exclusive charge over its assets, including its intellectual property. The Company shall execute and deliver to Viola Credit the Security Agreement and IP Security Agreement (and any other security agreements as contemplated hereunder) and subject to any applicable law and except for Permitted Liens, shall preserve the Security Interest created thereunder, which Security Interest shall rank senior to any other Security Interest on the Company's present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, including, but not limited to, the Company's technology and other intellectual property rights, if any.

In light of the fact that the Parent and any future subsidiaries of the Parent or the Company are expected to directly benefit from the transactions contemplated herein, the following shall apply:

(A) The Parent shall secure the repayment of all amounts due or which may become due to the Lender in

[3] *Note-the form is attached at the end of this Agreement.*

accordance with the provisions of the Transaction Agreements by delivering to Viola Credit the Parent Guarantee and by creating, for the benefit of the Lender, (i) a first ranking and exclusive floating charge (as such term is defined in the Companies Ordinance [New Version] – 1983) on the Parent's present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, including, but not limited to, the Parent's technology and other intellectual property rights as required under the Floating Charge Agreement, and (ii) a first ranking and exclusive specific charge (as such term is defined in the Companies Ordinance [New Version] – 1983) on the Parent's present and future intellectual property rights as required under the Fixed Charge Agreement. . The Parent shall not be entitled, and hereby waives, any right pursuant to Section 13(b) of the Israeli Pledge Law to redeem any pledge created or which may be created in the Parent Charge Agreements. The Parent shall not (and shall ensure that no person having a right which may be affected by the pledges and charges created or to be created under the Parent Charge Agreements or the realization thereof shall not), have any rights under Section 13(b) of the Israeli Pledge Law; and

(B) Should the Company, the Parent or any subsidiary thereof form any subsidiary following the date hereof but prior to the termination of this Agreement, the Parent and the Company shall cause each such subsidiary, in order to secure the payment of all amounts due or which may become due to the Lender in accordance with the provisions of the Transaction Agreements (i) to execute an undertaking and guarantee, substantially in the form of the Parent Guarantee, and a security interest agreement in the form reasonably acceptable to the Lender pursuant to which (1) a first ranking exclusive floating charge (or the applicable equivalent thereof) shall be created on the assets of such subsidiary, and (2) to the extent applicable, a first ranking exclusive fixed charge (or the applicable equivalent thereof) shall be created on any intellectual property owned by such subsidiary, and (ii) to make the applicable filings with the appropriate governmental agencies in order to register the charges created pursuant to said security agreements, which documents, when executed, shall be deemed part of the Transaction Agreements. Immediately prior to the execution of such documents by the Parent, the Company or any subsidiary, as applicable, the Company shall deliver to Viola Credit a true and correct copy of the resolutions of the board of directors of the Company, the Parent or such subsidiary, as applicable, approving the execution by the Company, the Parent or such subsidiary of the guarantees and security agreements and filings required to be executed by the Company, the Parent or such subsidiary.

Without derogating from any other provision contained herein, the Company acknowledges that the undertakings under this Section 1.3 are deemed material provisions of this Agreement.

1.4. Priority. Other than (i) fixed charges on assets of the Parent, the Company or its subsidiaries, acquired by such entity following the Closing Date, provided that such charges are made in favor of the actual sellers or lessors of such assets, and purchase loans (including bank guarantees and letters of credit) made by the actual seller of such assets or a financial institution specifically financing such an acquisition or lease of assets (שסל"ן) and (ii) the Liens specified on **Schedule 1.4** hereof (collectively, the "**Permitted Liens**"), all amounts due or which may become due to the Lender in accordance with the provisions of the Transaction Agreements and the Security Interests created under the Charge Agreements shall rank as a senior and exclusive Security Interest on the assets and rights of the Parent, the Company and its subsidiaries senior to any other indebtedness to banks, financial and lending institutions, creditors, shareholders and other parties, all to the extent permitted by applicable law.

For purposes of this Agreement, the term "**Security Interest**" shall mean any Lien (as defined below), assignment or other encumbrance over or in any person's or entity's property, and the term "**Lien**" shall mean any lien, pledge, encumbrance, security interests, charge, option, preemptive right or transfer or other similar restriction.

2. **Lender's Limited Investment Option**. Without derogating from any other provisions of this Agreement or from any other rights to which the Lender may be entitled from time to time in its capacity as a shareholder of the Parent, the Parent hereby grants the Lender an irrevocable option to purchase securities of the Parent (the "**Limited Investment Option**"), under the terms and conditions set forth hereunder:

2.1 Until the consummation of an M&A Transaction (as defined below) or an initial public offering of the Parent's securities ("**IPO**"), upon the consummation by the Parent, following the date hereof, of each of the three (3) subsequent investment financings in the Parent (whether equity, SAFEs or other financings convertible into Company's securities) (each a "**Round**"), the Lender shall be entitled but not obligated (in its sole discretion) to participate in each such Round and invest (by means of cash payment or set-off) an aggregate amount of up to US$ 400,000 (as determined in its sole discretion) in each such Round and purchase the most senior class of preferred securities issued or issuable by the Parent in any such Round, at the lowest price per share paid or payable by investors in such Round (other than discounts extended to investors who have provided loans converted as part of such round of financing, except to the extent Lender has participated in such loans) and upon other terms and conditions applicable to such Round.

2.2 In the absence of a Round prior to an M&A Transaction or an IPO, the Limited Investment Option may be exercisable by the Lender, in its sole discretion, immediately prior to such M&A Transaction or an IPO, by investing an amount of US$ 400,000 in consideration for the most senior class of preferred shares existing at such time at the lowest price per share paid or payable by investors for such shares (other than discounts extended to investors who have provided loans converted as part of such round of financing, except to the extent Lender has participated in such loans). For the avoidance of doubt, upon the consummation of the M&A Transaction or the IPO, the earlier of which, the Limited Investment Option shall expire.

2.3 Prior to the expiration of the Limited Investment Option, the Parent shall provide the Lender with a written notice of its intention to consummate a Round, an M&A Transaction or an IPO, to the extent applicable, as soon as reasonably practicable but in any event not less than ten (10) Business Days prior to the anticipated closing date of such financing round, M&A Transaction or an IPO, as the case may be (the "**Financing Notice**"), and in case of a financing round, will describe the number and type of securities to be offered, and their price and the general terms upon which the Parent proposes to issue same, and attach all documents and other information provided by the Company to the other shareholders in connection with their pre-emptive rights (if any).

2.4 The Lender may, at its sole discretion, exercise the Limited Investment Option by delivery of a written notice to the Parent detailing the aggregate exercise price the Lender wishes to invest in the Parent in such Round or prior to the M&A Transaction or an IPO, as the case may be, which notice must be delivered to the Company within ten (10) Business Days of the Lender's receipt of the Financing Notice (the "**Exercise Notice**"). The exercise of the Limited Investment Option may be made conditional and subject to the consummation of the Round, the M&A Transaction or the IPO, as the case may be. Should the Lender fail to provide the Exercise Notice within the said ten (10) Business Days period it shall be conclusively deemed to have waived its right pursuant to the Financing Notice.

2.5 The provisions of this Section 2 shall survive any termination or expiration of this Agreement.

3. <u>**Acceleration**</u>.

3.1 Notwithstanding any and all other provisions in this Agreement, all amounts due or which may become due (with respect to Installments already disbursed by the Lender) to the Lender in accordance with the provisions of the Transaction Agreements or otherwise shall become immediately due and payable and, unless otherwise specifically stated herein, without presentment, demand or notice of any kind, upon the occurrence of any one of the events described below (each, an "**Event of Acceleration**"):

(i) the Company fails to pay any sum due to the Lender under the Transaction Agreements at the time specified herein or the Company is otherwise in breach of a material provision contained herein or in any other Transaction Agreement and where such can be cured by the Company, such breach is not cured by the Company within five (5) Business Days in case of non-payment, within ten (10) Business Days in case of another fundamental breach, or thirty (30) days in case of a non-fundamental breach; or

(ii) the Company admits or indicates its inability to pay its debts as they become due, the Company

consistently fails to pay its undisputable debts as they fall due, commences negotiations as a result of financial difficulties with one or more of its creditors with a view to the general readjustment or rescheduling or entering into a creditors' arrangement regarding its indebtedness or makes a general assignment for the benefit of its creditors; or

(iii) any indebtedness of the Company to a financial institution for borrowed money in the amount of more than US$ 100,000 is not paid when due (or the Company is otherwise in default under any agreement with banks or financial institutions), other than as a result of legitimate disputes, "grace periods" provided by such lender or trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices; or

(iv) without derogating from any other remedy which the Lender may have under applicable law, any representation or statement made by the Company in any of the Transaction Agreements, or in any other document, certificate or written statement delivered by it as part of the Transaction Agreements, proves to have been inaccurate or misleading in any material respect when made, and in the reasonable opinion of Viola Credit (determined under the circumstances at the time it becomes aware of such incorrect or misleading representation or statement and, therefore wishes to exercise its rights under this sub-section), such inaccuracy impairs or is likely to impair the ability of the Company to fully and timely comply with its material undertakings under the Transaction Agreement or the Company's ownership, free and clear of any Security Interest, of the assets covered by the Charge Agreements (the "**Collateral**") or the perfection or priority of the Security Interests created in favor of the Lender under the Transaction Agreements; or

(v) the adoption of a resolution by the Company to voluntarily liquidate; the filing by or against the Company of any petition in liquidation or any petition for relief under the provisions of applicable law for the relief of debtors; or the appointment of a special manager, liquidator or temporary liquidator, receiver or temporary receiver or trustee to take possession of any material assets of the Company; or the placement of attachment on any material assets of the Company; provided, however, that if such filing, appointment or placement were instigated without the Company's consent, it shall be deemed an Event of Acceleration only if not cancelled, removed or stayed within forty five (45) days, or if the Company ceases or suspends its business or a material part thereof;

(vi) any event or series of events occur(s) which, in the reasonable opinion of Viola Credit, has or is reasonably likely to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its affiliates (taken as a whole), on the ability of the Company to comply with any of its material obligations under the Transaction Agreements, or on the ability of the Lender to enforce or realize any of the Security Interest created over the Collateral.

For purposes of this Section 3, the term "**Company**" shall be deemed to refer to the Company, Parent or any of their subsidiaries.

3.2 Notice to the Lender. Without derogating from the provisions contained herein, the Company shall immediately inform the Lender in writing of the occurrence of: (i) the adoption of a resolution by the Company to voluntarily liquidate the Company or the filing by or against the Company of any petition in liquidation or relief under the provisions of applicable law for the relief of debtors or the appointment of a special manager, liquidator or temporary liquidator, receiver or temporary receiver or trustee to take possession of any material assets of the Company or the placement of attachment on any material assets of the Company; and (ii) any Event of Acceleration or other event which if not cured within the applicable cure period shall be deemed an Event of Acceleration as soon as it is aware of it and, promptly following the receipt of a written request to that effect from the Lender, confirm to the Lender that, except as previously notified to the Lender or as notified in such confirmation, no Event of Acceleration has occurred and provide Viola Credit with all information reasonably requested by Viola Credit in order to assess the situation.

3.3 Acceleration of Maturities. When any Event of Acceleration described in paragraphs 3.1(i), 3.1(iv) and 3.1(vi) has happened and is continuing, the Lender may, by notice in writing sent to the Company, declare all amounts due to the Lender on account of the Loan due and payable, provided that with respect to Section 3.1(iv) such declaration shall become effective five (5) Business Days following the receipt of such notice, unless such Event of Acceleration was cured. When any Event of Acceleration described in

paragraphs 3.1(ii), 3.1(iii) or 3.1(v) has happened and is continuing, all amounts due to the Lender on account of the Loan shall become immediately due and payable without notice. It is clarified that should the Company fail to cure an Event of Acceleration within the applicable grace period set forth in Section 3.1 above, the Event of Acceleration shall be deemed to have occurred on the date of the breach giving rise to such Event of Acceleration.

Upon such amounts becoming due and payable as a result of any Event of Acceleration as aforesaid, the Company will forthwith pay to the Lender all amounts due to the Lender under the Transaction Agreements, including VAT. Default interest shall accrue on any delayed payment, in accordance with the provisions of Section 1.1(k) above. Neither any course of dealing on the part of the Lender nor any delay or failure on the part of the Lender to exercise any right shall operate as a waiver of such right or otherwise prejudice the Lender's rights, powers and remedies.

4. **Representations and Warranties of the Company and the Parent**.

Except as may be expressly set forth in the Disclosure Schedule delivered in connection herewith and attached hereto as **Schedule 4**, which exceptions shall be deemed to be representations and warranties made hereunder when read in conjunction with the applicable section, each of the Company and the Parent hereby represents and warrants to the Lender, and acknowledges that the Lender is entering into this Agreement in reliance thereon, as follows:

4.1. **Organization**. The Company is duly organized and validly existing under the laws of the State of Delaware, USA, and the Parent is duly organized and validly existing under the laws of the State of Israel, and each has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Each of the Parent and the Company has all requisite power and authority to execute and deliver this Agreement, the other Transaction Agreements and other agreements contemplated hereby or which are ancillary hereto and to consummate the transactions contemplated hereby and thereby.

4.2. **Share capital**. The authorized share capital of the Parent as of immediately prior to and following the Closing shall be NIS100,000 divided into 7,700,000 Ordinary Shares, 500,000 Series A Preferred Shares and 1,800,000 redeemable shares of which immediately prior the Closing 1,000,000 Ordinary Shares, 500,000 Series A Preferred Shares and 1,742,736 redeemable shares (the "**Redeemable Shares**") are issued and outstanding.

Except for the transactions contemplated by this Agreement and except as set forth in **Schedule 4.2** of the Disclosure Schedule and in the current Articles of Association of the Parent as in effect immediately prior to the Closing or the Amended Articles (as applicable), as of the date hereof, there are no other preemptive rights, rights of first refusal, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Parent any share capital of the Parent and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Parent or under which the Parent is, or may become, obligated to issue any of its securities. All issued and outstanding share capital of the Parent has been duly authorized, and is validly issued and outstanding and fully paid and nonassessable. The Parent is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities which may hereafter be issued. Since its incorporation, there has been no declaration or payment by the Parent of dividends, or any distribution by the Parent of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Parent's securities (other than the Redeemable Shares). The Warrant, and the shares issuable upon the exercise of the Warrant (the "**Warrant Shares**") when issued and sold, or transferred and converted, as applicable in accordance with this Agreement and the Warrant, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights with respect to their issuance, and will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles, and will be free and clear of any Security Interests or third party rights of any kind.

4.3. **Ownership of Shares**. Attached as **Schedule 4.3** hereto is a complete capitalization table setting

forth, as of immediately prior to and after the Closing, the number and class of shares and any other securities held by each shareholder of the Parent, and the total number of reserved and granted options, warrants, and all other rights to subscribe for, purchase or acquire from the Parent any share capital of the Parent. The individuals and entities identified therein as the shareholders of the Parent are the lawful and record owners, of all of the issued and outstanding shares of share capital of the Parent and of all rights thereto, free and clear, to the Parent's best knowledge, of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting or other trust and other voting agreements, calls or commitments of every kind (except as specified in the current Articles of Association of the Parent as in effect immediately prior to the Closing or the Amended Articles, as applicable), and none of the said individuals and entities owns any other share, options or other rights to subscribe for, purchase or acquire any share capital of the Parent from the Parent or to the Parent's best knowledge from each other (except as specified in the Amended Articles).

4.4. **Subsidiaries**. Neither the Company nor the Parent owns or controls, directly or indirectly, any interest in any other corporation, association or business entity, and is not a participant in any partnership, joint venture or other business association.

4.5. **Directors and Officers**. The directors and officers of each of the Parent and the Company are listed in **Schedule 4.5**. Except as set forth in **Schedule 4.5** of the Disclosure Schedule, neither the Company nor the Parent has any agreement, obligation or commitment with respect to the election of any individual or individuals to its Board of Directors and to the Parent's knowledge there is no voting agreement or other arrangement among the Parent's shareholders (except as specified in the Amended Articles). All agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided to any of the Company's or Parent's directors and officers have been made available in writing to the Lender and are set forth in **Schedule 4.5** of the Disclosure Schedule.

4.6. **Financial Statements and Financial Condition**. The Parent's audited consolidated financial statements (balance sheet and income and cash flow statements, including notes thereto) for the year ended on December 31, 2017 (the "**Annual Financial Statements**"), and the Company's internal balance sheet, income statement and statement of cash flows which was prepared for the 3-month periods ending December 31, 2018 (collectively, the "**Financial Statements**") are attached hereto as **Schedule 4.7A**. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Parent as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements and except as set forth in **Schedule 4.6B**, the Parent (on a consolidated basis) has no material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business; (b) obligations under contracts and commitments incurred in the ordinary course of business; and (c) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate do not exceed US $50,000. The Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles. Since January 1, 2018, there has not been, to the Company's or Parent's knowledge, any event or condition of any character, other than events affecting the economy or the Company's or Parent's industry generally, which could reasonably be expected to result in a material adverse effect on the business, financial condition, property, prospects or results of operations of the Company or the Parent.

4.7. **Authorization; Approvals**. All corporate action on the part of the Company and the Parent necessary for the authorization, execution, delivery, and performance of all of their obligations under this Agreement and the other Transaction Agreements and for the authorization and issuance of the Warrant and Warrant Shares has been (or will be) taken prior to the Closing. This Agreement and the other Transaction Agreements, when executed and delivered by or on behalf of the Company and the Parent, shall constitute the valid and legally binding obligations of the Company or the Parent (as applicable), legally enforceable against them in accordance with their terms. Except for the filing of notices to the Israeli Registrar of Companies and other governmental authorities in connection with the registration of the

Security Interest to be created under the Charge Agreements in connection with this Agreement and the other Transaction Agreements and the transactions herein and therein, no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company or the Parent is required that has not been, or will not have been, obtained prior to the Closing in connection with the valid execution, delivery and performance of this Agreement, the other Transaction Agreements or the issuance of the Warrant and/or the Warrant Shares.

4.8. **Compliance with Other Instruments**. Neither the Company nor the Parent is in default under its Articles of Association or other organizational documents (as applicable), or under any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which it is a party. Each of the Company and the Parent is in material compliance with any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign applicable to it. To the Company's and Parent's knowledge, no third party is in default under any agreement, contract or other instrument, document or agreement to which the Company or the Parent is a party.

4.9. **No Breach**. Neither the execution and delivery of any of the Transaction Agreements nor compliance by the Company or the Parent with the terms and provisions thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Company's or the Parent 's Articles of Association or other organizational documents (as applicable), (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign to which the Company or the Parent is a party or, to the Company's knowledge or Parent's, to which it is subject, (iii) any agreement, contract, lease, license or commitment to which it is a party or, to its knowledge, to which it is subject, or (iv) to the Company's or the Parent's knowledge, applicable law. Such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company or the Parent, or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained or shall be obtained by the Closing.

4.10. **Intellectual Property**. (a) Except as set forth on **Schedule 4.10(a)**, each of the Company and the Parent owns and has developed, or has obtained the right to use, free and clear of all liens, claims and restrictions and without, to the Company's or the Parent knowledge, any conflict with or infringement of the rights of others, all patents, trademarks, service marks, trade names and copyrights, and applications, licenses and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, algorithms, concepts, techniques, methods, systems, marketing plans, business strategies, computer programs and technical data and information used by the Company or the Parent, as applicable (or any subsidiary thereof), all of which are detailed in **Schedule 4.10(a)(i)** of the Disclosure Schedule (collectively herein "**Intellectual Property**"), and such Intellectual Property together with the intellectual property that the Company or the Parent can obtain, without undue burden or expense (which such additional intellectual property that may be obtained is not the core technology of the Company or the Parent and the failure to obtain same will not materially adversely affect the business of the Company or the Parent as now conducted and as currently proposed to be conducted) is sufficient for use in the conduct of its business as now conducted and as currently proposed to be conducted immediately following the Closing. Save for standard off-the-shelf software licenses and except as set forth in **Schedule 4.10(ii)** of the Disclosure Schedule, neither the Company nor the Parent is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property or other intangible asset, with respect to the use thereof or in connection with the conduct of its business as now conducted. None of the Intellectual Property transferred to the Company under the IP Purchase and Transfer Agreement by and between the Company and the Parent, dated as of December 31, 2018, was funded by any governmental or educational institute, including without limitation the Israeli Innovation Authority.

(b) Each of the Company's and the Parent's employees, consultants and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed

the Intellectual Property, or who have knowledge of or access to information about the Intellectual Property, have entered into written proprietary information and non-competition agreements with the Company or the Parent, as applicable.

(c) To the best knowledge of the Company and the Parent, it is not, and will not become, necessary to utilize any inventions of any of the Company's or the Parent's employees or consultants (or people the Company or the Parent currently intends to hire) made prior to their employment by the Company or the Parent, as applicable, other than those that have been validly assigned to the Company or the Parent, as applicable, pursuant to the proprietary information and non-competition agreement signed by such employee.

(d) **Schedule 4.10(d)** of the Disclosure Schedule identifies each license or other agreement, pursuant to which the Company or the Parent, as applicable, has licensed, distributed or otherwise granted any rights to any third party with respect to, any of its Intellectual Property.

(e) No (i) government funding or governmental grants; or (ii) facilities of a university, college, other educational institution or research center, was used by the Company, the Parent, or on its behalf in the development of the Intellectual Property that the Company or the Parent purports to own ("**Company IP**"). To the knowledge of the Company and the Parent, no current or former employee, consultant or independent contractor of the Company or the Parent, as applicable, (including any employees and consultants thereof), who was involved in, or who contributed to the creation or development of any Company IP (i) has performed services for or otherwise was under restrictions resulting from his or her relations with any government, university, college or other educational institution or research center during the time such employee, consultant or independent contractor was so involved in, or contributed to the creation or development of any Company IP, or (ii) (A) in case of any current or former employee, was subject to any employment agreement or invention assignment, or other similar engagement obligation with any third party, during a period of time during which any Company IP were created or during such time that such employee was also performing services for or for the benefit of the Company or the Parent, as applicable, and (B) in case of any consultant or independent contractor of the Company or the Parent (including any employees and consultants thereof) was subject to any employment agreement or invention assignment, or other similar engagement obligation with any third party, during a period of time during which any Company IP were created or during such time that such consultant or independent contractor was also performing services for or for the benefit of the Company or the Parent, in a manner which might derogate from the Company's or the Parent's respective ownership of the Company IP.

4.11. **Contracts**. **Schedule 4.11** contains a true and complete list of all material contracts, licenses, commitments or undertakings, written or oral, to which the Company or the Parent, as applicable, is a party or by which its property is bound ("**Material Contracts**"). Each of such Material Contracts is in full force and effect and neither the Company nor the Parent has received any notice of termination of any Material Contract, and neither the Company nor the Parent, as applicable, nor, to the best knowledge of the Company or the Parent, any other party thereto is in breach thereof. None of the Material Contracts is currently being renegotiated and the validity and effectiveness of all Material Contracts will not be materially adversely affected by the transactions contemplated by this Agreement or any ancillary documents hereto.

4.12. **Taxes**. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. Neither the Company nor Parent has made any elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization). The Company and its the Parent have accurately prepared and timely filed all tax returns and reports (including information returns and reports) to the extent required to be filed by applicable law. The Company and the Parent have paid on time all taxes due. Neither the Company nor the Parent has ever had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge.

4.13. **Litigation**. No action, proceeding or governmental inquiry or investigation is pending or, to the

knowledge of the Company and the Parent, threatened against the Company, the Parent or, to the knowledge of the Company and the Parent, any of their officers, directors, or employees (in their capacity as such), or against any of the Company's or the Parent 's properties, before any court, arbitration board or tribunal or administrative or other governmental agency, and which would impose a liability in excess of $25,000, nor to the knowledge of the Company and the Parent, is there any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any base therefore known to the Company or the Parent) involving the prior employment of any of the Company's or the Parent 's employees, their use in connection with the Company's or the Parent's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor the Parent is a party to or, to the knowledge of the Company or the Parent, subject, to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality relating to and/or which might have an effect on the business of the Company or the Parent. There is no action, suit, proceeding or investigation by the Company or the Parent, currently pending or that the Company or the Parent intends to initiate.

4.14. **Interested Party Transactions**. Other than as set forth in **Schedule 4.14** of the Disclosure Schedule, which lists all such agreements and/or arrangements including reasonable description thereof, no officer, director or shareholder of the Parent or affiliate of the Parent, or to the best knowledge of the Company and the Parent, any affiliate of any such person or entity, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold by the Company or the Parent, or (ii) purchases from or sells or furnishes to the Company or the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company or the Parent is a party. Except as set forth in **Schedule 4.14** of the Disclosure Schedule, there are no existing arrangements or proposed transactions between the Company or the Parent and any officer, director, or holder of more than two percent (2%) of the share capital of the Company, or any affiliate or associate of any such person. Except as set forth in **Schedule 4.14** of the Disclosure Schedule, no employee, shareholder, officer, or director of the Company or the Parent is indebted to the Company or the Parent, nor is the Company or the Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than advances for travel, salary and other expenses in the Company's or Parent's ordinary course of business.

4.15. **Employees**. Except as set forth on **Schedule 4.15** of the Disclosure Schedule, neither the Company nor the Parent have any deferred compensation or share option covering any of its officers or employees. The Company and the Parent have complied in all material respects with all applicable laws related to employment including those related to wages, hours, worker classification, and collective bargaining. The Company and the Parent has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees and/or service providers of the Company or the Parent, as applicable. To the Company's and the Parent's knowledge, no key employee of the Company or the Parent has at present any intention to terminate his or her employment agreement. Neither the Company nor the Parent is bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any labor union except for those provisions applicable to the Parent of general agreements between the Histadrut and any Employers' Union or Organization that are applicable to all the employees in Israel (in the same sector) by Extension Orders.

4.16. **Full Disclosure**. The Company and the Parent have provided the Lender with all information that the Lender has requested and that was in its possession or under its control. Neither this Agreement, the Transaction Agreements (including the Schedules attached hereto and thereto) nor any certificate made or delivered in connection herewith and attached hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

4A. Representations and Warranties of the Lender

The Lender, being aware that the Company and the Parent have agreed to enter into the Transaction Agreements in reliance upon the representations and warranties contained in this Agreement, including,

inter alia, in this Section 4A hereby, represents and warrants to, and agrees with the Company and the Parent as of the date hereof, as follows:

4A.1 Enforceability. The Transaction Agreements and the agreements to be executed by the Lender under this Agreement, when executed and delivered by the Lender on the Closing Date, constitute the valid, binding and enforceable obligations of the Lender. The execution, delivery and performance of the Transaction Agreements by the Lender will not conflict with or result in a violation of, any of the terms, conditions and provisions of the Lender's governing instruments or, to the Lender's knowledge, any applicable law.

4A.2 Authorization. The execution, delivery and performance of the obligations of the Lender hereunder have been duly authorized by all necessary corporate action, and will not violate any provision of any instrument, judgment, order, writ, decree or contract to which it is party or by which it is bound, or any provision of law, rule or regulation applicable to the Lender which would prevent the execution by the Lender of this Agreement or the performance of its obligations hereunder.

4A.3 Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Lender is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Lender in connection with any of the transactions contemplated under the Transaction Agreements.

4A.4. Exclusive Representation. To the extent this Agreement shall be assigned by the Lender to any additional lenders, such lenders shall be deemed 'Lenders' for the purposes herein, and all Lenders shall be exclusively and irrevocably represented by Viola Credit for all intents and purposes under this Agreement, its exhibits and the ancillary documents thereto and in connection herein and therein and the actions of Viola Credit shall be binding upon all Lenders. The Company shall be entitled to fully rely on any instructions and actions by Viola Credit as if they were instructions of all Lenders.

4A.5. Disclosure of Information. Lender further represents that it has had an opportunity to ask questions and receive answers from the Company and the Parent regarding the terms and conditions of this Agreement and the business, properties, prospects and financial condition of the Company and the Parent. Nothing herein shall derogate from the representations and warranties of the Company and the Parent in Section **Error! Reference source not found.** herein.

5. Post Closing Date Covenants.

Unless expressly provided otherwise herein, each of the Company and the Parent hereby agrees that as of the Closing Date and continuing for so long as (i) any amount may be drawn under the Loan, or (ii) any amount remains unpaid on account of the Loan, the Loan Installments or otherwise is due to the Lender under any of the Transaction Agreements, the following shall apply:

5.1 Information Rights. The Company and/or Parent shall provide Viola Credit with the following: **(a)** as soon as practicable, but in any event within 180 days after the end of the 2018 fiscal year and 150 days after the end of each fiscal year thereafter, the audited, consolidated financial statements of the Parent and its subsidiaries, including a consolidated balance sheet, as of the end of such year, and statements of income and statements of cash flow of the Parent and its subsidiaries for such year, prepared in accordance with GAAP audited by a firm of independent certified public accountants which is one of (or is affiliated with one of) the "Big Four" U.S. accounting firms (a "**CPA**"), and accompanied by (i) an opinion of such firm which opinion shall state that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Parent and its subsidiaries as of their date, and that the audit by such CPA in connection with such financial statements has been made in accordance with GAAP, and (ii) a letter duly executed by the Parent's Chief Executive Officer and Chief Financial Officer listing the Parent's and any of its subsidiaries' (including for the avoidance of doubt, the Company) registered patents and trademarks and pending applications with respect thereof as of such date, confirming that the applicable charges, as required under the Transaction Agreements, have been created for the benefit of the Lender on all such intellectual property (the "**IP Update and Confirmation Letter**") and that as of such date, no Event of Acceleration has occurred and specifying all the material actions, suits, arbitrations, proceedings or claims pending against the Company or the Parent as of such date, if any (including without limitation any action,

suit, arbitration, proceeding or claim which relates or may otherwise affect the Company's or Parent's intellectual property) (the "**No Default Confirmation Letter**"); **(b)** as soon as practicable, but in any event within 60 days after the end of each quarter of each fiscal year, a consolidated unaudited balance sheet of the Parent and its subsidiaries at the end of such period, and unaudited consolidated statements of income and cash flow of the Parent and its subsidiaries for such period and for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail and certified by the Chief Financial Officer (or the Chief Executive Officer) of the Parent accompanied by an IP Update and Confirmation Letter and a No Default Confirmation Letter; **(c)** minutes of Board meetings of the Company and the Parent and other written documentation presented or sent to the Board of Directors of the Company or the Parent, to be delivered concurrently with delivery to their respective Board members, **(d)** monthly financial reports, to be delivered to the Lender concurrently with their delivery to the member of the board of directors of the Parent, and **(e)** such other information as Viola Credit may reasonably request, provided that such data is reasonably available and provided further that if requested by the Company or the Parent, then prior to such information rights the Lender shall be required to execute a confidentiality agreement in a form reasonably acceptable to the Company or the Parent, as applicable.

The Company's and Parent's undertaking to provide the Lender with the Parent's consolidated audited annual financial statements and the unaudited quarterly consolidated balance sheet of the Parent and its subsidiaries, as provided above, shall survive the termination or expiration of this Agreement until such time as the Lender ceases to hold any securities of the Parent.

5.2. Additional Information. Viola Credit shall have, at reasonable times and upon reasonable prior notice and coordination, full access to all books and records of the Company, the Parent and any subsidiary and shall be entitled to inspect the properties of the Company, the Parent and any subsidiary and consult with management of the Company, the Parent and any subsidiary regarding the same, solely to the extent necessary or advisable for the purpose of monitoring observance by the Company, the Parent and any subsidiary of their obligations under the Transaction Agreements; provided however that prior to such information rights the Lender and anyone appointed on its behalf shall be required to execute a confidentiality agreement in a form reasonably acceptable to Viola Credit and to the Company, the Parent or a subsidiary, as applicable.

5.3. Negative Covenants. Each of the Company and the Parent hereby covenants and agrees that for so long as any amount may be drawn under the Loan or any amounts payable to the Lender pursuant to the provisions of the Transaction Agreements have not been repaid in full, neither the Company nor the Parent will, without the prior written consent of Viola Credit, not to be unreasonably withheld:

(a) materially change the general nature of its business;

(b) make any loan other than (A) loans granted in the ordinary course of business and in an aggregate amount of not more than US$ 100,000 in any given calendar year; and/or (B) working capital loans provided by a bank or other reputable financial institute and in the aggregate amount of up to US$1,000,000, *provided* that (i) such loans are secured solely by the accounts receivables of the Company and are entered under such terms as approved in advance and in writing by the Lender, which approval shall not to be unreasonably withheld, (ii) the Lender and such bank or other reputable financial institute have entered into inter-creditor agreement in the form acceptable to the Lender, and *provided further* that the Lender shall have a right of first offer to provide these loans. The Company shall provide the Lender with a written notice prior to obtaining such a loan and the Lender shall then have 10 Business Days to notify the Company of its intention to provide such a loan in accordance with definitive documentation mutually negotiated by the Parties during a period of 30 days thereafter. Upon failure by the Lender to confirm its intention as above or the parties' failure to conclude the definitive documentation within the 30-day period, the Company shall have the right to obtain such loan from a bank or other reputable financial institute, under terms not less favorable to the Company from those offered to the Lender;

(c) receive any loan from a third party, incur any debt or issue any guarantee, other than debt incurred or guarantee issued in the ordinary course of business consistent with past business practices in an aggregate

amount of not more than US$ 100,000, *provided, however* that this subsection (c) shall not apply to unsecured loans by shareholders or potential shareholders of the Parent provided that, with respect to such loans, (i) no amounts may be repaid thereunder (except in connection with the conversion of amounts into shares of the Parent), and (ii) the lenders shall not be entitled to declare an event of default under such loans (and such loans may not otherwise become due and payable) unless and until the amounts due to the Lender become due and payable as a result of the occurrence of an Event of Acceleration;

(d) grant any Security Interest on the Company's, Parent's or any of their subsidiaries' assets or assign any right to receive any consideration or other payment with respect to the Collateral, other than as expressly permitted in this Agreement or the Charge Agreements (including the Permitted Liens which are expressly permitted hereunder);

(e) except as expressly permitted or required herein, prepay any existing or future loans or repay any of its shareholders' loans or bridge finances, including those extended to the Parent in connection with the Qualified Investment (not including the conversion of debt into equity), *provided, however*, that this subsection (e) shall not apply to any amounts payable to suppliers or service providers of the Company, Parent or any of their subsidiaries, which suppliers or service providers provide the Company, Parent or any subsidiary thereof with services, products or parts required by the Company, Parent or any subsidiary thereof in the ordinary course of business as currently conducted;

(f) transfer ownership of a material asset or grant an exclusive license to a third party other than in the ordinary course of business;

(g) declare or pay dividend, either in cash or in property, on any of the Parent's shares or otherwise redeem or repurchase any of its shares (except at no more than par value) or make other payments or distributions to the Parent's shareholders;

(h) enter into, or be a party to, any transaction, arrangement or agreement with any Affiliate (as defined below) other than (i) investments in Parent, (ii) transactions involving insignificant amounts (provided that such transactions are limited in number) or (iii) the transactions currently in place, which are listed in **Exhibit 5.3(h)** attached hereto. For the avoidance of doubt, the amendment of the terms of the transactions listed in said Exhibit 5.3(h) shall also require Viola Credit's prior written consent. For purposes of this Agreement, the term "**Affiliate**" shall mean, any individual or any type of entity whether incorporated or not which, directly or indirectly through one or more intermediaries, controls or is under common control with the Parent; and

(i) fund, guarantee, transfer any assets to, or commence any commercial or business activities through, any subsidiary of the Parent or Company or a subsidiary thereof prior to the termination of this Agreement, unless such subsidiary has executed a security interest agreement and an undertaking and guarantee as required under Section 1.3 above.

The above covenants shall also apply to any subsidiary of the Parent or the Company currently existing or that may be formed following the Closing Date but prior to the expiration or termination of this Agreement. This Section 5.3 shall not apply to any transaction conducted solely between the Parent or the Company and its subsidiaries (subject to such subsidiaries' executing security interest agreements and an undertaking and guarantee as required under Section 1.3 above) in the ordinary course of business.

5.4. Merger; Consolidation; Acquisition; IPO. For so long as any amounts payable to the Lender pursuant to the provisions of the Transaction Agreements have not been repaid in full and for so long as any amount may be drawn under the Loan, the Company will have such amounts repaid and the right to drawdown any amount under the Loan shall terminate, if the Lender so desires, upon notice to the Company, immediately upon the consummation of an Exit Event (as defined below).

For purposes of this Agreement, "**Exit Event**" means (i) an M&A Transaction, (ii) any transaction or a series of related transactions involving a change of control of the Parent (as such term is defined in the Israeli Securities Law), or (iii) IPO.

"**M&A Transaction**" means (i) the consolidation of the Parent with, or a merger with or into, any third party, following which the Parent's shareholders immediately prior to such transaction, will own less than 51% of the surviving entity or the Parent, as applicable, immediately following such transaction (other than solely in connection with a reorganization of the Parent), or (ii) an acquisition or other transfer of all or substantially all of the Parent's securities or assets except where such sale or transfer is to a wholly owned subsidiary of the Parent.

5.5. Each of the Company and the Parent acknowledges that the Lender may have, from time to time, information that may be of interest to the Company or the Parent (which was not obtained from the Company or the Parent or as a result of the consummation of the transactions contemplated by this Agreement and is not subject to the provisions of Section 5A below) ("**Information**") regarding a wide variety of matters. The Parent and the Company, as a material part of the consideration for this Agreement, agree that the Lender shall have no duty to disclose any Information to the Company or the Parent or permit the Company or the Parent to participate in any projects or investments based on any Information, or to otherwise not take advantage of any opportunity that may be of interest to the Company or the Parent if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Lender's ability to pursue opportunities based on such Information or that would require Viola Credit or the Lender to disclose any such Information to the Parent or the Company or offer any opportunity relating thereto to the Parent or the Company.

5.6 The Company shall notify Viola Credit in writing, within seven (7) Business Days after it has become aware, of any termination (or anticipated termination) of the employment of its (or any of its or any of the Parent's or their applicable subsidiaries) CEO, CFO, CTO or of the replacement of its auditors.

5.7 Each of the Company and the Parent shall preserve its existing insurance policies (including D&O insurance policies), with reputable insurers at the same extent and scope as the policies in effect on the date of the Closing.

5.8 The Parent shall reserve and keep available out of its authorized but unissued share capital, for the purpose of effecting the issuance to the Lender of shares issuable under the Warrant pursuant to the Warrant, such number of its shares as shall from time to time be sufficient to effect the issuance of the shares under the Warrant to the Lender pursuant to the terms set forth in the Warrant and, to the extent applicable, shall preserve all authorizations and approvals required in connection with the issuance of the such shares to the Lender pursuant to the terms set forth in this Agreement or the Warrant. The provisions of this Section 5.8 shall survive any termination or expiration of this Agreement as long as the Warrant is still in effect.

5.9 Unrestricted Cash. So long as any amount may be withdrawn under the Loan or any amount remains outstanding on account of the Loan, the Company shall maintain in its bank accounts Unrestricted Cash (as defined below) in an aggregate amount of at least US$ 1,000,000.

For purposes of this Agreement, "**Unrestricted Cash**" means cash on hand, other than cash that is pledged for the benefit of third parties or otherwise secures third parties' liabilities.

5.11 Right to appoint a Non-Voting Observer. As of the Closing, and continuing for so long as any amounts may be withdrawn on account of the Loan or any amounts remain outstanding pursuant to the Transaction Agreements, the Lender shall be entitled to appoint a non-voting observer to the Board of Directors of the Parent (the "**Observer**"). Such Observer shall be entitled to receive notice of, to attend and to receive copies of any documentation distributed to directors before, during or after, all meetings (including any action to be taken by written consent) of the Board of Directors of the Parent at the same time such notice or material is provided or delivered to members of the Board of Directors of the Parent. Notwithstanding the foregoing, a majority of the Board members of the Parent may request that the Observer recuse or exclude himself or herself from portions of meetings of the Board of Directors of the Parent or omit to provide the Observer with certain information if such members of the Board of Directors believe in good faith on the basis of advice of counsel, that such recusal, exclusion or omission is

necessary in order to preserve the Parent's attorney-client privilege or to avoid any conflict of interest (provided that no discussion of the financial condition of the Parent or the Company shall be deemed to create such conflict of interest). The Lender may replace the Observer in its sole discretion by providing written notice to the Parent. At the request of the Parent, the Observer shall execute a confidentiality agreement in a form reasonably acceptable to the Company and Viola Credit.

5.12 Preemptive Rights. Notwithstanding anything to the contrary in the Articles of Association of the Parent, as in effect from time to time, or the applicable provisions of the Parent's Investors' Rights Agreement, as in effect from time to time, or any other shareholders agreement (if any), once the Lender becomes a shareholder of the Parent and for so long as the Lender holds any share capital of the Parent, the Lender shall be entitled to preemptive rights, regardless of any holdings threshold that may be applicable to any other shareholder of the Parent, if any.

The provisions of this Section 5.12 shall survive any termination or expiration of this Agreement.

5A. **Confidentiality**.

Each of the Lender, the Parent and the Company acknowledges that the (i) data and the information obtained by the Lender from the Company, the Parent or anyone on their behalf prior to or during the term of this Agreement (or after the term of the Agreement by virtue of rights granted under the Agreement) which relate to the Company or the Parent, and (ii) the terms and conditions more fully set forth in the Transaction Agreements, are confidential, and agree that such data and information will not be disclosed by them to any third party nor exploited for other projects, investments or the like, without the prior written consent of the other party.

Notwithstanding the above, in connection with reports to its shareholders and/or investors, the Lender may, without first obtaining such written consent (i) make general statements regarding the nature and progress of the Company's, the Parent's and any of its subsidiaries' business, and (ii) provide other information reasonably requested by their shareholders/investors, provided that to the extent such information is confidential, such shareholders and/or investors shall agree to maintain such information in confidence and the Lender shall guarantee their compliance with such confidentiality undertaking. Furthermore, the Lender may disclose any data and information to their directors, investment committee members, and officers and employees on a need to know basis, provided that such individuals are bound by similar non-disclosure undertakings as the Lender's undertakings with respect to such data and information and the Lender shall guarantee their compliance with such confidentiality undertaking.

6. **Miscellaneous**.

6.1 In no event shall any party be liable on any theory of liability for any special, indirect, consequential or punitive damages and each party hereby waive(s), release(s) and agree(s) (for itself and on behalf of its subsidiaries) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

6.2 Heading, Preamble, and Exhibits. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Preamble, Schedules and Exhibits are an integral and inseparable part of this Agreement. In the event of any conflict or discrepancy between the terms of this Agreement and any of its schedules or exhibits, the terms of this Agreement shall prevail.

6.3 Further Action. At any time and from time to time, each of the parties agrees, without further consideration, to take such actions and to execute and deliver such documents as, in the other party's opinion, may be reasonably necessary to carry out and give full effect to the provisions of the Transaction Agreements and the intentions of the parties as reflected hereby and thereby and/or as may be required to record the removal (upon payment in full of all amounts payable to the Lender pursuant to the provisions of the Transaction Agreements and the termination of this Agreement) of any registration of any lien

and/or security interest registered hereunder over the Company's or the Parent's assets. Without derogating from the generality of the foregoing, each of the Company and the Parent shall maintain (and cause its subsidiaries to maintain) in full force and effect, all authorizations, approvals, licenses and consents required by or under applicable laws and regulations required in order to enter into the Transaction Agreements and perform all of its obligations under the Transaction Agreements.

6.4 Governing Law; Forum for Dispute Resolution. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for the Tel Aviv-Jaffa district, and each of the parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

6.5 Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

6.6 Assignment. Except as otherwise expressly stated to the contrary herein, neither the Company nor the Parent shall not assign or transfer any of its rights or obligations hereunder absent the prior written consent of Viola Credit.

The Lender may freely assign or transfer any of its rights or obligation hereunder, without having to obtain the Company's consent, provided that such transfer is made to any of the following (each a "**Permitted Transferee**"): (i) any other entity which controls, is controlled by, or is under common control with, the Lender, (ii) if it is a trustee or is appointed to act on behalf of others - to its beneficiaries, (iii) if it is a general or limited partnership - to its partners and to affiliated partnerships managed by the same management company or managing general partner or to an entity which controls, is controlled by, or is under common control with, such management company or managing general partner, or (v) to a reputable financial institution the identity of whom shall be approved by the Company or the Parent, which approval shall not be unreasonably withheld. The transfer of rights and obligations by the Lender to a transferee shall be contingent upon such transferee undertaking in writing to assume all obligations of the Lender (in its capacity as a Lender) under the applicable Transaction Agreements by executing an appropriate joinder to such agreements with the Company and/or the Parent. Upon such assignment by the Lender, the assignees shall be deemed 'Lenders' hereunder, for all purposes and intents. The foregoing provisions shall apply, *mutatis mutandis,* to the transfer of rights and obligations by such transferee.

6.7 Entire Agreement; Amendment; Waiver. The Transaction Agreements and all exhibits and schedules attached hereto or thereto constitute the full and entire understanding and agreement among the Company, the Parent and the Lender with regard to the subject matters hereof and thereof. All prior understandings and agreements among the parties (or anyone on their behalf) are void and of no further effect. Any term of this Agreement may be amended, waived, or discharged (either prospectively or retroactively, and either generally or in a particular instance), by a written instrument signed by the Lender, the Parent and the Company.

6.8. Fees and Taxes.

(a) At the Closing, the Company shall reimburse the Lender for all costs and expenses incurred by them negotiating and consummating the transactions contemplated in the Transaction Agreements, including legal fees and expenses, in an aggregate amount of $25,000 plus VAT, of which $10,000 should have been paid by the Company prior to the Closing Date.

(b) All costs relating to the registration of the various share issuances, charges and Security Interests created pursuant to the terms of the Transaction Agreements and, to the extent that a Security Interest will need to be created by an entity which is not a US corporation or an Israeli company or registered outsider the United States or Israel – the Lender's costs and expenses of drafting and negotiating such security agreement, shall be borne by the Company.

6.9 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, under this Agreement, by law or otherwise, afforded to any of the parties, shall be cumulative and not alternative.

6.10 Survival. Without derogating from the above, all covenants made in this Agreement shall continue to remain in full force and effect for so long as this Agreement remains in effect pursuant to its terms.

6.11 Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be send by facsimile or mailed by registered or certified mail, postage prepaid, or by electronic mail, or otherwise delivered personally or by courier, to the following addresses:

if to the Company or the Parent:

Ory Zik, CEO
617 943 3215,
ory.zik@qnergy.com
300 W 12th St., Ogden, UT 84404

copies to: (which copies shall not constitute notice):

Eitan Mehulal Sadot Advocates and Patent Attorneys

10 Abba Eban Blvd., PO Box 2081, Herzlia 46120, Israel

Fax: +972-9-9726001

Attention: Guy Hadar, Adv.

e-mail: guyh@ems-legal.com

if to the Lender:

Viola Credit Five Fund, Limited Partnership
12 Abba Eben Avenues
Herzliya Pituach
Israel
Attn: Timor Arbel-Sadras

or to such other address, or to the attention of such other person, with respect to a party as such party shall notify the other parties in writing as above provided. Any notice sent in accordance with this Section shall be deemed delivered (i) if mailed, three (3) Business Days after mailing, (ii) if sent by courier, upon delivery, and (iii) if sent via facsimile or electronic mail, upon transmission and electronic confirmation of receipt, or - if transmitted and received on a day which is not a Business Day - on the first Business Day following transmission and electronic confirmation of receipt.

6.12 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

6.13 Manner of Payment. All payments that are to be made by or to the Lender pursuant to this Agreement shall be paid in immediately available U.S. Dollars. Payments due to the Lender shall be made to their respective bank accounts, as shall be designated by the Lender from time to time by written notice. The Company shall make such payments to such bank accounts by initiating such payments on a Business Day, before 11.00 a.m., Israel local time, by bank wire transfer of immediately available funds.

6.14 Limitations on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Company and the Lender, any rights or remedies under this Agreement.

6.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and the other Transaction Agreements may also be executed and delivered by facsimile or other electronic delivery of signature.

[Remainder of the Page Intentionally left Blank]

IN WITNESS WHEREOF the parties have signed this Agreement in one or more counterparts as of the date first appearing above.

Qnergy Inc.

By: Ory Zik

Title: CEO

Ory Zik

Qnergy Ltd.

By: Avraham Levin

Title Director

Viola Credit Five Fund, Limited Partnership

By:

Title

[*Signature Page to Loan Agreement*]

IN WITNESS WHEREOF the parties have signed this Agreement in one or more counterparts as of the date first appearing above.

Qnergy Inc.

By: ______________________

Title ______________________

____

Qnergy Ltd.

By: Ido Vigdor ______________________

Title Viola Credit five Fund Limited Partnership ______________________

____

Viola Credit Five Fund, Limited Partnership

By: ______________________

Title ______________________

[*Signature Page to Loan Agreement*]

Exhibit 1.2B(j)

Closing Compliance Certificate

Date: _______

To: Viola Credit Five Fund, Limited Partnership

Pursuant to Section 1.2.B(j) of the Loan Agreement, dated March 14, 2019, by and among Qnergy Ltd. (the "**Parent**"), Qnergy Inc. (the "**Company**") and the Lender (as such term is defined therein) (the "**Agreement**"), we hereby certify that as of the date hereof:

1. The representations and warranties made by the Company and Parent in Section 4 of the Agreement (and all schedules and exhibits attached thereto), are true and correct in all material respects as if made on the date hereof.

2. Each of the Company and Parent has obtained all Waivers and the Required Notifications, Consents and Approvals to be obtained by it in connection with the transactions contemplated by the Transaction Agreements and all such consents are in full force and effect.

3. No Event of Acceleration (to the extent applicable to the Closing Date) has occurred.

4. The Qualified Investment has been consummated.

All capitalized terms shall have the respective meanings attributed to them in the Agreement.

Very truly yours,

____
Qnergy Ltd.
By:
Name:
Title:

____
Qnergy Inc.
By:
Name:
Title:

Exhibit 1.1(c)

Disbursement Compliance Certificate

[to be delivered together with each Disbursement Request]

Date:

To: Viola Credit Five Fund, Limited Partnership

Pursuant to Section 1.1(c) of the Loan Agreement, dated March 14, 2019, by and among Qnergy Ltd. (the "**Parent**"), Qnergy Inc. (the "**Company**") and the Lender (as such term is defined therein) (the "**Agreement**"), we hereby certify that as of the date hereof:

1. The Company, Parent and each of their subsidiaries (if and where applicable) are in compliance with the covenants more fully set forth in Section 5 of the Agreement.

2. No Event of Acceleration had occurred.

All capitalized terms shall have the respective meanings attributed to them in the Agreement.

Very truly yours,

____

Qnergy Inc.
By:
Name:
Title: